Exhibit (c)(4)

HIGHLY CONFIDENTIAL

Project Orb

Discussion Materials

March 21, 2005

Confidential Material for the Board of Directors

THE FOLLOWING PAGES CONTAIN MATERIAL PROVIDED TO THE BOARD OF DIRECTORS OF BRAVO, INC. (“BRAVO” OR THE “COMPANY”) BY CIBC WORLD MARKETS CORP. (“CIBC WORLD MARKETS”) IN CONNECTION WITH THE BOARD’S EVALUATION OF A POTENTIAL TRANSACTION INVOLVING BRAVO. THE ACCOMPANYING MATERIAL WAS COMPILED OR PREPARED ON A CONFIDENTIAL BASIS SOLELY FOR THE USE OF THE BOARD OF DIRECTORS OF BRAVO AND NOT WITH A VIEW TOWARD PUBLIC DISCLOSURE UNDER STATE OR FEDERAL SECURITIES LAWS OR OTHERWISE. THE INFORMATION CONTAINED IN THIS MATERIAL WAS OBTAINED FROM THE COMPANY AND PUBLIC SOURCES AND WAS RELIED UPON BY CIBC WORLD MARKETS WITHOUT ASSUMING RESPONSIBILITY FOR INDEPENDENT VERIFICATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ANY ESTIMATES AND PROJECTIONS FOR THE COMPANY CONTAINED HEREIN HAVE BEEN SUPPLIED BY THE MANAGEMENT OF THE COMPANY OR ARE PUBLICLY AVAILABLE, AND INVOLVE NUMEROUS AND SIGNIFICANT SUBJECTIVE DETERMINATIONS, WHICH MAY NOT BE CORRECT. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND NOTHING CONTAINED HEREIN IS, OR SHALL BE RELIED UPON AS, A REPRESENTATION OR WARRANTY, WHETHER AS TO THE PAST, THE PRESENT OR THE FUTURE. THIS MATERIAL WAS NOT PREPARED FOR USE BY READERS NOT AS FAMILIAR WITH THE BUSINESS AND AFFAIRS OF THE COMPANY AS THE BOARD OF DIRECTORS AND, ACCORDINGLY, NEITHER THE COMPANY NOR CIBC WORLD MARKETS NOR THEIR RESPECTIVE LEGAL OR FINANCIAL ADVISORS OR ACCOUNTANTS TAKE ANY RESPONSIBILITY FOR THE ACCOMPANYING MATERIAL IF USED BY PERSONS OTHER THAN THE BOARD OF DIRECTORS OF THE COMPANY.

DISCUSSION MATERIALS / March 21, 2005	2

Offer Summary

Valuation	• Price per share of $20.00 (Fully diluted equity value of $436.1 million) • Total enterprise value of $405.3 million

	• 0.8x LTM Revenue • 8.3x LTM EBITDA • 11.5x LTM EBIT	• 0.8x FY 2004 Revenue • 7.8x FY 2004 EBITDA • 10.5x FY 2004 EBIT

• 40% premium to stock price as of 3/18/05 close

Consideration	• Cash for 100% of the common stock

Exclusivity	• Seeking 30–day non-solicitation and exclusivity period

Proposed Timing	• Anticipates completing due diligence and executing a definitive agreement within three weeks from start of confirmatory due diligence

Conditions to Signing

•      Valuation based on the following assumptions:

•      Consortium is able to reach satisfactory arrangements with key members of management regarding equity participation and continued employment

•      Consortium and financing sources are provided with access to information and management to conduct accounting (including MIS and tax), legal, insurance/benefits and limited additional business due diligence and are satisfied with the results thereof

•      30-day exclusivity period (as noted above)

•      Fully diluted equity value translates to $436.1 million

•      Consortium and Bravo are able to negotiate a definitive agreement that is satisfactory to the Consortium

DISCUSSION MATERIALS / March 21, 2005	3

Offer Summary (continued)

Financing

•      $255 million of common and preferred equity from Consortium

•      Offer letter does not provide detail regarding contribution from the various equity sources of the Consortium (Omega, Jupiter and Tango)

•      Approximately 50% preferred and 50% common (common includes portion rolled-over by management subject to discussion)

•      $280 million of debt financing to be provided by Goldman, Sachs & Co. and Banc of America Securities LLC

•      High Yield Debt ($200 million)

•      Bridge loan financing to backstop anticipated high yield notes

•      Working Capital Facility ($80 million facility; undrawn at close)

Sources of Funds ($mm)		Uses of Funds ($mm)
Cash on Hand at Company	$13.0	Equity Purchase Price	$436.0
Working Capital Facility	0.0	Rollover Existing Mortgage	8.0
Rollover Existing Mortgage	8.0	Transaction Fees	32.0
High Yield Debt	200.0

Total Debt and Cash	$221.0

Total Equity	$255.0

Total Sources of Funds	$476.0	Total Uses of Funds	$476.0

DISCUSSION MATERIALS / March 21, 2005	4

Three-Year Price / Volume Graph

March 18, 2002 – March 18, 2005

DISCUSSION MATERIALS / March 21, 2005	5

One-Year Price / Volume Graph

March 18, 2004 – March 18, 2005

Price Analysis

Closing Prices		Average Prices
Last (3/18/05)	$14.21	Two Weeks	$14.26
52-Week High (6/25/04)	$20.75	Four Weeks	$14.38
52-Week Low (3/10/05)	$13.59	Six Weeks	$14.61
52-Week Mean	$17.63	Twelve Weeks	$15.67

DISCUSSION MATERIALS / March 21, 2005	6

Total Shares O/S 20,364,287 Total Shares Traded 72,588,207 Average Daily Volume 143,172	Two-Year Trading History March 18, 2003 – March 18, 2005 % of Volume Traded

Note: Total shares outstanding per Company guidance.

DISCUSSION MATERIALS / March 21, 2005	7

Total Shares O/S 20,364,287 Total Shares Traded 39,000,160 Average Daily Volume 154,151	One-Year Trading History March 18, 2004 – March 18, 2005 % of Volume Traded

Note: Total shares outstanding per Company guidance.

DISCUSSION MATERIALS / March 21, 2005	8

Total Shares O/S 20,364,287 Total Shares Traded 19,786,292 Average Daily Volume 155,798	Six-Month Trading History September 17, 2004 – March 18, 2005 % of Volume Traded

Note: Total shares outstanding per Company guidance.

DISCUSSION MATERIALS / March 21, 2005	9

Multiples and Premiums Matrix

DISCUSSION MATERIALS / March 21, 2005	10

Publicly Traded Comparable Companies

DISCUSSION MATERIALS / March 21, 2005	11

Precedent Merger and Acquisition Transactions

DISCUSSION MATERIALS / March 21, 2005	12

Premiums Paid Summary

•	Search parameters include:

•	Public transactions announced from January 1, 2003 to present

•	Total enterprise value at announcement of $300 - $800 million

•	All-cash consideration

Premiums Paid Summary

	Premiums Paid
	1 Day Prior	1 Week Prior	4 Weeks Prior
75th Percentile	32.2%	33.5%	45.3%
Median	20.5%	22.5%	27.2%
25th Percentile	12.4%	14.2%	16.8%

Mean	23.9%	26.3%	32.6%

DISCUSSION MATERIALS / March 21, 2005	13

Ten-year average 12-month forward P/E multiple is 13.1x Current forward P/E multiple is 11.8x	Ten-Year 12-Month Forward P/E Summary March 17, 1995 – March 18, 2005

*	No forward year quarterly EPS estimates available from May 01, 2001 to January 31, 2002 due to lack of research coverage.
Note:	Calculated using consensus quarterly EPS estimates for the four forward quarters from the given date.

DISCUSSION MATERIALS / March 21, 2005	14

Five-year average 12-month forward P/E multiple is 13.1x Current forward P/E multiple is 11.8x	Five-Year 12-Month Forward P/E Summary March 17, 2000 – March 18, 2005

*	No forward year quarterly EPS estimates available from May 01, 2001 to January 31, 2002 due to lack of research coverage.
Note:	Calculated using consensus quarterly EPS estimates for the four forward quarters from the given date.

DISCUSSION MATERIALS / March 21, 2005	15

Ten-year average TEV/LTM EBITDA multiple is 5.5x Current TEV/LTM EBITDA multiple is 5.7x	Ten-Year Enterprise Value / LTM EBITDA Summary March 17, 1995 – March 18, 2005

Note:	Enterprise value calculated by using fully diluted shares multiplied by stock price of given day plus average debt for four trailing quarters less average cash for four trailing quarters.

DISCUSSION MATERIALS / March 21, 2005	16

Five-year average TEV/LTM EBITDA multiple is 5.5x Current TEV/LTM EBITDA multiple is 5.7x	Five-Year Enterprise Value / LTM EBITDA Summary March 17, 2000 – March 18, 2005

Note:	Enterprise value calculated by using fully diluted shares multiplied by stock price of given day plus average debt for four trailing quarters less average cash for four trailing quarters.

DISCUSSION MATERIALS / March 21, 2005	17

Bravo With GE – Illustrative Present Value of 2007 Per Share Value

($ in millions, except per share data)

P/E Multiple

2008E EPS (Forward Year Estimate)	$1.85	$1.85	$1.85
Multiple Range	13.0x	14.0x	15.0x
Implied Price Per Share @ 1/31/2008 (FY2007)	$24.09	$25.95	$27.80

	13.0x	14.0x	15.0x
Present Value @ 13.0%	$16.70	$17.98	$19.27
Present Value @ 14.0%	16.26	17.51	18.76
Present Value @ 15.0%	15.84	17.06	18.28

EBITDA Multiple

2007E EBITDA	$76.2	$76.2	$76.2
Multiple Range	5.0x	6.0x	7.0x
2007 Implied Enterprise Value	$380.8	$456.9	$533.1
Less: Expected Year End Debt Balance	($6.3)	($6.3)	($6.3)
Plus: Expected Rolling Average Cash Balance (1)	111.9	111.9	111.9
2007 Implied Equity Value	$486.4	$562.5	$638.7
2007 Fully Diluted Shares	21.7	21.7	21.7
Implied Price Per Share @ 1/31/2008 (FY2007)	$22.41	$25.92	$29.43

	5.0x	6.0x	7.0x
Present Value @ 13.0%	$15.53	$17.97	$20.40
Present Value @ 14.0%	15.13	17.50	19.87
Present Value @ 15.0%	14.74	17.04	19.35

Source:	All Bravo financial estimates and fully diluted share count data per Bravo management.
1	Based on current LTM 10/30/2004 rolling average cash balance of $35.4 million plus expected cumulative free cash flow of $76.4 million from 2005 to 2007.

DISCUSSION MATERIALS / March 21, 2005	18

Bravo With GE – Illustrative Present Value of 2009 Per Share Value

($ in millions, except per share data)

P/E Multiple

2010E EPS (Forward Year Estimate) (1)	$2.38	$2.38	$2.38
Multiple Range	13.0x	14.0x	15.0x
Implied Price Per Share @ 1/31/2010 (FY2009)	$30.95	$33.33	$35.71

	13.0x	14.0x	15.0x
Present Value @ 13.0%	$16.80	$18.09	$19.38
Present Value @ 14.0%	16.07	17.31	18.55
Present Value @ 15.0%	15.39	16.57	17.75

EBITDA Multiple

2009E EBITDA	$98.3	$98.3	$98.3
Multiple Range	5.0x	6.0x	7.0x
2009 Implied Enterprise Value	$491.6	$589.9	$688.2
Less: Expected Year End Debt Balance	($4.5)	($4.5)	($4.5)
Plus: Expected Rolling Average Cash Balance (2)	144.2	144.2	144.2
2009 Implied Equity Value	$631.3	$729.6	$827.9
2009 Fully Diluted Shares	22.1	22.1	22.1
Implied Price Per Share @ 1/31/2010 (FY2009)	$28.57	$33.01	$37.46

	5.0x	6.0x	7.0x
Present Value @ 13.0%	$15.50	$17.92	$20.33
Present Value @ 14.0%	14.84	17.15	19.46
Present Value @ 15.0%	14.20	16.41	18.63

Source:	All Bravo financial estimates and fully diluted share count data per Bravo management.
[1]	Applies 15.0% growth rate to 2009 EPS of $2.07.
[2]	Based on current LTM 10/30/2004 rolling average cash balance of $35.4 million plus expected cumulative free cash flow of $108.7 million from 2005 to 2009.

DISCUSSION MATERIALS / March 21, 2005	19